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                                                                    EXHIBIT 99.1

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. The Offer is being made solely by the Offer to Purchase dated November 18, 1996 and the related Agreement of Transfer and Letter of
   Transmittal and is not being made to, nor will tenders be accepted from or on behalf of Unitholders that reside in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, only by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                         UP TO 15,695 UNITS OF INTEREST
                                       IN

                   CONNECTICUT GENERAL EQUITY PROPERTIES - I
                              LIMITED PARTNERSHIP
                                       AT
                                 $275 PER UNIT
                                       BY

                         EVEREST REALTY INVESTORS, LLC

  Everest Realty Investors, LLC, a California limited liability company (the "Purchaser"), is offering to purchase up to 15,695 units of interest ("Units") in Connecticut General Equity Properties - I Limited Partnership, a Connecticut limited partnership (the "Partnership"), at a cash purchase price of $275 per Unit (the "Purchase Price"), less the amount of the Distributions (as defined in the Offer to Purchase) per Unit, if any, made by the Partnership after the distribution from operations for the third quarter of 1996 and before the date on which the Purchaser purchases the tendered Units pursuant to the Offer (as defined below) and any transfer fees imposed by the Partnership for each transfer. This Offer is upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 18, 1996, as it may be supplemented or amended from time to time (the "Offer to Purchase"), and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended from time to time (the "Letter of Transmittal," which, together with the Offer to Purchase, constitutes the "Offer").

       THE OFFER, WITHDRAWAL RIGHTS AND PRO-RATION PERIOD WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME ON TUESDAY, DECEMBER 17, 1996
                         UNLESS THE OFFER IS EXTENDED.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of those Units pursuant to the Offer. A tendering beneficial owner of Units whose Units are owned of record by an Individual Retirement Account, a Keogh or other employee benefit plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of the account or plan. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as agent for tendering Unitholders for the purpose of receiving payments from the Purchaser and transmitting payments to Unitholders whose Units have been accepted for payment.
  The Purchaser is making the Offer in order to acquire a substantial equity interest in the Partnership primarily for investment and does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership.
  In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, together with all documents required by the Letter of Transmittal. If more than 15,695 Units are validly tendered and not withdrawn on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, take into account the number of Units tendered, accept and pay for an aggregate of 15,695 Units (or, if less, the maximum number of Units that can be purchased without imposing limitations on future resales), pro rata, with appropriate adjustments to avoid purchases of fractional Units and purchases that would cause a Unitholder to (a) tender less than and/or retain less than 2 Units if the Unitholder is an Individual Retirement Account ("IRA") and (b) tender less than and/or retain less than 3 Units if the Unitholder is not an IRA. Under no circumstance will interest on the Purchase Price for Units be paid, regardless of any delay in making the payment to Unitholders.
  The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, December 17, 1996 unless the Purchaser in its sole discretion extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, at any time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in the Offer to Purchase, by giving oral or written notice of the extension to the Depositary. Any extension will be followed as promptly as practicable by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
  Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 17, 1997. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, at any time prior to the Expiration Date.
  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), is contained in the Offer to Purchase and is incorporated herein by reference.
  A request is being made under Rule 14d-5 under the Act, for the use of the list of the Unitholders for the purpose of disseminating the Offer to Unitholders. Upon compliance by the Partnership with the request, the Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials will be mailed to registered owners of Units and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of Unitholders, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.
  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) in connection with the solicitation of tenders of Units pursuant to the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 269-5550
                           (800) 431-9629 (TOLL FREE)
November 18, 1996
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